SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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   |_|  Definitive Proxy Statement
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   |X|  Soliciting Material Pursuant to Rule 14a-12

                             DEXTER CORPORATION
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              (Name of Registrant as Specified In Its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            computed pursuant to Exchange Act Rule 0-11:

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                        As filed with the Commission on May 18, 2000


                     [Letterhead of Dexter Corporation]





                                          May 17, 2000



Dear Fellow Shareholder:

      I would like to update you on a number of important developments that have occurred at Dexter Corporation over the last few months.

      As you know on February 25, 2000, the Dexter Board of Directors authorized management and our financial advisors, Lehman Brothers Inc., to explore all strategic alternatives available for Dexter to maximize shareholder value in the short term. The Board of Directors authorized this action in response to International Specialty Products Inc.'s unilateral attempt to seize control of your company by waging a proxy contest and proposing to acquire your company in a negotiated merger transaction which at that time was unfinanced and purported to offer $45.00 per share in cash. By virtue of the sale process we have instituted, we have succeeded in causing ISP to increase the price of its proposal to $50.00 per share and to obtain a financing commitment from The Chase Manhattan Bank to finance its proposal. Nonetheless, we continue to believe that ISP's proposal is quite conditional and does not reflect the full value inherent in Dexter Corporation including its 75% ownership position in Life Technologies, Inc.

      As a result, your Board of Directors has authorized management to take the following important actions:

      >> Continue our effort to sell Dexter Corporation in a single transaction. The parties that expressed interest in acquiring all of Dexter are principally life sciences companies that were interested in acquiring your company in a tax-free stock merger transaction. Unfortunately, the decline in the public equity markets since March has adversely affected the trading prices of their equity securities and, accordingly, the value of the consideration they offered. Nonetheless, we believe there is strong continuing interest in a transaction involving all of Dexter, as well as in a separate and independent acquisition of Life Technologies.


      >> Pursue the sale of the individual Dexter businesses. At the end of the initial stage of our sale process, we received a number of significant indications of interest for Dexter's wholly owned businesses -- Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems. We are engaging in discussions with these bidders in order to firm up their indications of interest. We currently believe that values in excess of $50.00 per share may be achievable from this process of disaggregating the business segments of our company.

      >> Provide ISP with acceptable forms of acquisition agreements for both Dexter Corporation and Life Technologies. On April 20, 2000, ISP, in connection with its proposal to acquire Dexter at $50.00 per share plus one contingent value right (which purports to allow Dexter's shareholders to participate in the proceeds from a subsequent sale by ISP of Dexter's shares in Life Technologies under certain circumstances), submitted to us its proposed changes to our form of acquisition agreement for Dexter. We had also provided to ISP a form of agreement to acquire the remaining publicly traded minority shares of Life Technologies. ISP declined to submit a proposal to acquire the Life Technologies minority. Our legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP, discussed with ISP's legal advisors the changes to the proposed form of acquisition agreement, focusing specifically on those changes that created uncertainty for our shareholders that ISP's proposed acquisition would close -- promptly and upon the terms agreed by the parties. Similarly, they discussed the conditional nature of the commitment letter from The Chase Manhattan Bank.

            We have sent to ISP a revised form of acquisition agreement for Dexter Corporation and for Life Technologies taking into account those changes from ISP that we believed reasonable under the circumstances. More significantly, we have told ISP that we are prepared to enter into an acquisition transaction with them, largely on the terms and conditions they have requested, if they insert into our forms of agreement a price for Dexter and a price for Life Technologies that represents a full and fair value for the shareholders of each company.

      We are pursuing this three-pronged course of action at this time because we believe that all opportunities should be explored simultaneously. It is only at the end of this process that we can ensure you will have received the best available transaction.

      Please understand that we have no interest in delay and are working expeditiously to create for you the very best transaction available -- whether it's a transaction with ISP or with other purchasers of the individual Dexter businesses. Our only interest is ensuring that you receive the highest value for your shares as promptly as possible.

      We appreciate the support you have shown us during this difficult time.


                                 Sincerely,



                                 K. Grahame Walker
                                 Chairman and Chief Executive Officer


Note -- We are required to include with all communications regarding our program to maximize value for our stockholders the following cautionary statement -- "No assurance can be given that shareholder value will be maximized."

Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in Dexter's preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission. Investors and security holders are advised to read the definitive proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive proxy statement (when available) and the preliminary proxy statement on Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at http://www.sec.gov. The definitive proxy statement, the Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention: Investor Relations, 860-292-7675. Copies can also be obtained from: Mackenzie Partners, Inc. 156 fifth Avenue, New York, N.Y. 10010, telephone: 800-322-2885, facsimile:
212-929-0308 or proxy@mackenziepartners.com.